Exhibit 107.1

Calculation Of Filing Fee Tables

Form S-8

Elevation Oncology, Inc.

(Exact Name of Registrant as specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,165,626(2)	$1.13(3)	$1,317,158	0.0001102	$145.16
Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	233,125(4)	$0.96(5)	$223,800	0.0001102	$24.67
Total Offering Amounts							$169.83
Total Fee Offsets(6)							-
Net Fee Due							$169.83

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that becomes issuable pursuant to the provisions of the Registrant’s 2021 Equity Incentive Plan (“2021 EIP”) and 2021 Employee Stock Purchase Plan (“2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2) Represents additional shares of Common Stock to be registered and available for grant under the 2021 EIP resulting from the annual 5% automatic increase in the number of authorized shares available for issuance under the 2021 EIP.

(3) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $1.13 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Stock Market LLC on March 3, 2023.

(4) Represents additional shares to be registered and available for grant under the 2021 ESPP resulting from the annual 1% automatic increase in the number of authorized shares available for issuance under the 2021 ESPP.

(5) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $0.96 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Stock Market LLC on March 3, 2023, multiplied by 85%, which is the percentage of the trading price per share applicable to purchasers under the 2021 ESPP.

(6) The Registrant does not have any fee offsets.